                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number    333-31617
                                                                     -----------
                       Innovative Valve Technologies, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               2 Northpoint Drive, Suite 300, Houston, Texas 77060
--------------------------------------------------------------------------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
                   (Titles of all other classes of securities
                        for which a duty to file reports
                      under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]        Rule 12h-3(b)(1)(i)       [X]
         Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)      [ ]        Rule 12h-3(b)(2)(ii)      [ ]
                                              Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or notice date: 26

         Pursuant to the requirements of the Securities Exchange Act of 1934, Innovative Valve Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:    January 19, 2000                    By: /s/ RONALD F. SHUFF
                                                --------------------------------
                                             Name:  Ronald F. Shuff
                                             Title: Vice President and Secretary